Pricing Supplement dated October 14, 1998                       Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                  File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                             TOYOTA MOTOR CREDIT CORPORATION

                             Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $75,000,000             Trade Date: October 14, 1998
Issue Price: See "Plan of Distribution"    Original Issue Date: October 19, 1998
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $74,992,500
                 Terms of the Notes"               Principal's Discount
Interest Payment Period: Quarterly                   or Commission: 0.01%
Stated Maturity Date: October 19, 1999

________________________________________________________________________________

Calculation Agent: Bankers Trust Company
Interest Calculation:
  [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
         (Fixed Interest Rate):                   Date):
  [ ]  Other Floating Rate Note                   (Fixed Interest Rate):
         (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
           [X]  LIBOR     [ ]  Treasury Rate          [ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [x]  Telerate Page: 3750

  Initial Interest Reset Date: January 19, 1999    Spread (+/-): +.04%
  Interest Rate Reset Period: Quarterly            Spread Multiplier:  N/A
  Interest Reset Dates: January 19, April 19,      Maximum Interest Rate: N/A
     July 19 and October 19
  Interest Payment Dates: January 19, April 19,    Minimum Interest Rate: N/A
     July 19 and October 19, commencing            Index Maturity: 3 month
     January 19, 1999                              Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from                    to
     [X]  Actual/360 for the period from October 19, 1998 to October 19, 1999
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage:    N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [x]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [x] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [x] Book-entry            [ ] Certificated
                            ___________________________
                                 Merrill Lynch & Co.

Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to LIBOR determined on October 15, 1998 plus
 .04%.

Plan of Distribution

          Under the terms of and subject to the conditions of a terms agreement under the First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Merrill.

          Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.

Additional Information

          TMCC's long-term debt is currently rated AAA by Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc. ("Standard & Poor's"). In a press release dated September 29, 1998, Standard & Poor's announced that it had placed the AAA rating of Toyota Motor Corporation ("TMC"), the ultimate parent of TMCC, on CreditWatch with negative implications. If TMC's credit rating is lowered by Standard & Poor's, the credit rating of TMCC, including the credit rating of Notes covered by this Pricing Supplement, would likely be lowered to the same extent.